Item 77C -- DWS Strategic Municipal Income
Trust ("Registrant")

Registrant incorporates by reference its Proxy
Statement dated May 25, 2006, filed on April 13, 2006
(Accession No. 0000950137-06-004498)

Shareholder Meeting Results

The Annual Meeting of Shareholders of DWS
Strategic Municipal Income Trust (the "fund") was held on May 25, 2006. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To elect nine individuals to constitute the Board of Trustees of the fund.

Number of Votes:

       For
	Withheld

John W. Ballantine 		8,998,596
	210,701
Donald L. Dunaway 		8,994,154
	215,143
James R. Edgar 			9,003,660
	205,636
Paul K. Freeman 		9,006,966
	202,331
Robert B. Hoffman 		8,994,505
	214,792
William McClayton 		9,013,566
	195,731
Shirley D. Peterson		9,006,246
	203,051
Axel Schwarzer*			2,695
	58
Robert H. Wadsworth*		2,695
	58

*	Elected by Preferred shareholders.

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